ACE Limited ACE Global Headquarters 17 Woodbourne Avenue Hamilton HM 08 Bermuda	PO Box HM 1015 Hamilton HM DX Bermuda 441 295-5200 main 441 292-8675 fax	News Release

www.acelimited.com

FOR IMMEDIATE RELEASE

Investor Contact:	Helen M. Wilson
(441) 299-9283
helen.wilson@ace.bm

Media Contact:	Robert T. Grieves
(212) 827-4444
robert.grieves@ace-ina.com

ACE LIMITED REPORTS FIRST QUARTER 2007 NET INCOME OF $701 MILLION AND

OPERATING INCOME OF $663 MILLION

HAMILTON, Bermuda, April 24, 2007 — ACE Limited (NYSE: ACE) today reported net income for the first quarter ended March 31, 2007 of $701 million or $2.10 per ordinary share after payment of preferred dividends, compared with net income of $489 million or $1.46 per share for the same quarter last year. Income excluding net realized gains (losses) was $663 million, or $1.98 per share, compared with $477 million or $1.43 per share for the same quarter of last year. (1) The first quarter 2006 results included an $80 million pre-tax charge pertaining to the settlement with certain governmental agencies of their investigations of various insurance industry business practices. The combined ratio for the first quarter was 87.1%. Annualized return on average equity based on the first quarter was 18.5%.(3)

First Quarter Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2007	2006	Change	2007	2006	Change

Net income	$701	$489	43%	$2.10	$1.46	44%

Net realized gains (losses), net of tax	38	8	—	0.12	0.02	—

Cumulative effect, net of tax(2)	—	4	—	—	0.01	—
Income excluding net realized gains (losses) and cumulative effect, net of tax(1)	663	477	39%	1.98	1.43	38%
Investigation-related settlement charge, net of tax	—	66	—	—	0.20	—
Income excluding net realized gains (losses), investigation-related settlement charge and cumulative effect(1)	$663	$543	22%	$1.98	$1.63	21%
Average shares outstanding				328.9	325.7

Evan Greenberg, President and Chief Executive Officer of ACE Limited, commented: “ACE had a very strong start to the year. We produced record net and operating income for the first quarter, and our tangible book value

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per share grew at a 22% annual pace. The quality of earnings was excellent, with strong contributions from both underwriting and investment income. Net written premium growth was in line with market conditions. Globally, we are maintaining underwriting discipline and avoiding business where prices and terms don’t meet our standards while driving for growth in those areas where we see opportunity.”

Other first quarter operating highlights were as follows:

•	P&C net premiums written decreased 2% over the prior year quarter. Insurance net premiums written increased 2% and reinsurance net premiums written decreased 21%.
•	P&C net premiums earned increased 9% over the prior year quarter. Insurance net premiums earned increased 12% and reinsurance net premiums earned decreased 8%.
•	The combined ratio was 87.1% for the first quarter compared with 90.6% for the prior year quarter which included an $80 million investigation settlement charge.
•	P&C underwriting income was $384 million for the first quarter.
•	Operating cash flow amounted to $1.2 billion for the first quarter.
•	Invested assets increased by $1.8 billion or 5% during the first quarter to $38.9 billion.
•	Net investment income in the first quarter increased 22% over the prior year quarter, to $451 million.
•	Shareholders’ equity at March 31, 2007 increased 5% from year-end 2006, to $14.9 billion.
•	Tangible equity (1) at March 31, 2007 rose to $12.2 billion, a gain of 6% from year-end 2006.
•	Return on average equity for the first quarter was 18.5%; excluding FAS 115, it was 19.4%(3).
•	Book value per share as of March 31, 2007 increased $1.84 from December 31, 2006 to $43.87(4).
•	Tangible book value per share as of March 31, 2007 increased 6% from December 31, 2006 to $35.55(1).

Details of our first quarter 2007 financial results for our business segments are available in the financial supplement. Key segment items include:

•	Insurance-North American: Net premiums written increased 1% over the prior year quarter. The combined ratio was 88.4%.

•	Insurance-Overseas General: Net premiums written increased 4% over the prior year quarter. The combined ratio was 85.4%.

•	Global Reinsurance: Net premiums written decreased 21% over the prior year quarter. The combined ratio was 78.0%.

•

Life Insurance and Reinsurance: Net premiums written increased 44% over the prior year quarter. Income excluding net realized gains (losses) increased 39% to $43 million over the prior year quarter(1).

Please refer to the ACE Limited Financial Supplement dated March 31, 2007, which is posted on the Company’s website in the Investor Information section, and access Financial Reports for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverables, loss reserves, investment portfolio and capital structure. The URL reference is: http://media.corporate-ir.net/media_files/nys/ace/reports/fin_supp_march_31_2007.xls. (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your Internet browser’s URL address field.)

ACE will host its first quarter earnings conference call and webcast on Wednesday, April 25, 2007 beginning at 8:30 a.m. ET. The earnings conference call will be available via live and archived webcast at www.acelimited.com or by dialing 800-819-9193 (within the United States) or 913-981-4911 (international); passcode 1477658. Please refer to the ACE Limited website in the Investor Information section under Calendar of Events for details. A replay of the call will be available from approximately 11:30 a.m. ET on Wednesday, April 25, 2007 until Friday, May 25, 2007. To listen to the replay, dial: 888-203-1112 (in the United States) or 719-457-0820 (international); passcode 1477658.

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The ACE Group of Companies is a global leader in insurance and reinsurance serving a diverse group of clients. Headed by ACE Limited, a component of the Standard & Poor’s 500 stock index, the ACE Group conducts its business on a worldwide basis with operating subsidiaries in more than 50 countries. Additional information can be found at: www.acelimited.com.

Cautionary Statement Regarding Forward-Looking Statements:

Any forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, the Company’s forward-looking statements could be affected by competition, pricing and policy term trends, the levels of new and renewal business achieved, market acceptance, changes in demand, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, actual market developments, rating agency action, possible terrorism or the outbreak and effects of war and economic, political, regulatory, insurance and reinsurance business conditions, as well as management’s response to these factors, and other factors identified in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

1Non-GAAP Financial Measures:

Operating Income or Income excluding net realized gains (losses) and cumulative effect, net of tax is a common performance measurement for insurance companies. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude net realized gains (losses) because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to, the availability of market opportunities. We exclude the cumulative effect of a change in accounting principle net of tax because this amount resulted in a one-time adjustment to income.

Underwriting income is calculated by subtracting losses and loss expenses, life and annuity benefits, policy acquisition costs and administrative expenses from net premiums earned. We use underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other (income) expense, interest and income tax expense and net realized gains (losses). We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Tangible shareholders’ equity is shareholders’ equity less goodwill. See reconciliation of Non-GAAP Financial Measures on page 20 in the financial supplement.

These measures should not be viewed as a substitute for net income determined in accordance with generally accepted accounting principles (GAAP).

2The cumulative effect is a benefit resulting from the inclusion of a forfeiture rate on restricted stock in our stock compensation expense calculations, as required under Financial Accounting Standard (FAS) 123R.

3Calculated using income excluding net realized gains (losses).

4Book value per ordinary share is ordinary shareholders’ equity divided by the shares outstanding.

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ACE Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

	March 31 2007	December 31 2006
	(Unaudited)
Assets
Total investments	$38,320	$36,601
Cash	639	565
Insurance and reinsurance balances receivable	3,689	3,580
Reinsurance recoverable	14,374	14,580
Other assets	12,752	11,809

Total assets	$69,774	$67,135

Liabilities
Unpaid losses and loss expenses	$35,813	$35,517
Unearned premiums	6,670	6,437
Other liabilities	12,332	10,903

Total liabilities	$54,815	$52,857

Shareholders’ equity
Total shareholders’ equity	$14,959	$14,278

Total liabilities and shareholders’ equity	$69,774	$67,135

Book value per ordinary share (4)	$43.87	$42.03

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ACE Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended March 31
	2007	2006
Gross premiums written	$4,496	$4,511
Net premiums written	3,270	3,310
Net premiums earned	3,082	2,805
Losses and loss expenses	1,860	1,680
Life and annuity benefits	36	28
Policy acquisition costs	417	418
Administrative expenses	356	398

Underwriting income(1)	413	281

Net investment income	451	369
Net realized gains (losses)	16	7
Interest expense	46	43
Other (income) expense	4	(5)
Income tax expense (benefit)	129	134
Cumulative effect, net of tax	—	4

Net income	701	489
Preference shares dividend	(11)	(11)

Net income available to holders of ordinary shares	$690	$478

Diluted earnings per share:
Income excluding net realized gains (losses) and cumulative effect (1)	$1.98	$1.43

Net income	$2.10	$1.46

Weighted average diluted shares outstanding	328.9	325.7
Loss and loss expense ratio	62.1%	61.2%
Policy acquisition cost ratio	13.5%	15.1%
Administrative expense ratio	11.5%	14.3%
Combined ratio	87.1%	90.6%

Ratios exclude life insurance and reinsurance business

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ACE Limited

Consolidated Supplemental Segment Information

(in millions of U.S. dollars)

(Unaudited)

	Three Months Ended March 31
	2007	2006
Gross Premiums Written

Insurance - North American	$2,269	$2,262
Insurance - Overseas General	1,659	1,584
Global Reinsurance	478	604
Life Insurance and Reinsurance	90	61

Total	$4,496	$4,511

Net Premiums Written

Insurance - North American	$1,514	$1,503
Insurance - Overseas General	1,192	1,146
Global Reinsurance	476	600
Life Insurance and Reinsurance	88	61

Total	$3,270	$3,310

Net Premiums Earned

Insurance - North American	$1,539	$1,334
Insurance - Overseas General	1,112	1,039
Global Reinsurance	343	371
Life Insurance and Reinsurance	88	61

Total	$3,082	$2,805

Income Excluding Net Realized Gains (Losses) and Cumulative Effect (1)

Insurance - North American	$298	$266
Insurance - Overseas General	215	159
Global Reinsurance	132	119
Life Insurance and Reinsurance	43	31
Corporate	(25)	(98)

Total	$663	$477

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